Exhibit. 5.1

__________, 2022

Energem Corp.

Level 3, Tower 11, Avenue 5, No. 8,

Jalan Kerinchi, Bangsar South

Wilayah Persekutuan Kuala Lumpur, Malaysia 59200

Re:	Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as counsel to Energem Corp., a Cayman Islands exempted company (the “Company”), in connection with the preparation of a Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), relating to the registration of [152,229,120] of the Company’s Ordinary Shares, par value $0.0001 per share (the “Shares”), which may be issued in connection with the Share Purchase Agreement (the “Agreement”), dated as of August 1, 2022. The Agreement is by and between the Company, Graphjet Technology Sdn. Bhd., a Malaysian private limited company (“Graphjet”), Swee Guan Hoo, solely in his capacity as the representative for the shareholders of Purchaser after the closing of the sale and purchase of the Graphjet Pre-Transaction Shares (the “Closing”) for Energem’s shareholders (other than the Company Security Holders (as defined below), and their successors and assignees) (the “Purchaser Representative”), the individuals listed on the signature page of the SPA under the heading “Selling Shareholders” (each, a “Selling Shareholder” and together, the “Selling Shareholders”), and Lee Ping Wei in his additional capacity as representative for the Selling Shareholders (the “Shareholder Representative”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the proxy statement and prospectus contained therein, (ii) the Share Purchase Agreement, (iii) the corporate and organizational documents of the Company, including its the amended and restated memorandum of association and the articles of association, (iv) resolutions of the board of directors of the Company relating to, among other things, the adoption of the Agreement and the issuance of the Company’s Ordinary Shares thereunder, (v) the Certificate of Good Standing from the Cayman Islands Government General Registry certifying that the Company is in good standing, (vi) statements and representations of directors and officers of the Company and other representatives of the Company and its Cayman legal counsel and agents, and (vii) such other such records, agreements and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed.

As to certain factual matters relevant to this opinion letter, we have relied upon statements contained in such documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Furthermore, in rendering this opinion, we have assumed that the Company and Graphjet will each comply with their respective covenants set forth in the Agreement, the valid receipt of the shareholder votes required under the Cayman Islands Companies Act (2021 Revision) to adopt the Agreement, and the satisfaction of all closing conditions in the Agreement. We have also assumed, without verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of copies submitted to us with the original documents to which such copies relate and the legal capacity of all individuals executing any of the foregoing documents.

1990 K Street NW, Suite 420, Washington, D.C. 20006

P: (202) 935-3390

Based on and subject to the foregoing and to the additional qualifications set forth below, it is our opinion that the Class A Ordinary Shares that are being offered and sold by the Company pursuant to the Registration Statement, when issued by the Company as contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable.

We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We hereby consent to the reference to our firm in the Registration Statement under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. The consent shall not be deemed to be an admission that this firm is an “expert” within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act. This opinion is provided for use in connection with the Registration Statement and may not be relied upon for any other purpose or in connection with any other matters.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws other than the Cayman Islands Companies Act (2021 Revision) (including the statutory provisions, all applicable provisions of the Cayman Islands and reported judicial decisions interpreting those laws). We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the Cayman Islands Companies Act (2021 Revision) be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Rimon P.C.
Rimon P.C.

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